EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-1) and related Prospectus of ECA Marcellus Trust I for the registration of common units and to the inclusion therein of our report dated February 28, 2011, with respect to the financial statements of ECA Marcellus Trust I, included in its Annual Report (Form 10-K) for the period from inception (March 19, 2010) to December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 11, 2011